Exhibit (b)(1)

Execution Version

BARCLAYS		WELLS FARGO BANK,
745 Seventh Avenue		NATIONAL ASSOCIATION
New York, New York 10019		WELLS FARGO
SECURITIES, LLC
550 South Tryon Street
Charlotte, North Carolina 28202

CITIGROUP GLOBAL	MIZUHO BANK,	SUMITOMO MITSUI	U.S. BANK	GOLDMAN SACHS
MARKETS INC.	LTD	BANKING	NATIONAL	BANK USA
388 Greenwich Street	1271 Avenue of the	CORPORATION	ASSOCIATION	200 West Street
New York, NY 10013	Americas	277 Park Avenue	One Federal	New York, NY 10282
	New York, New York	New York, New York	Street, 3rd Floor
	10020	10172	Boston, MA 0211

MORGAN STANLEY	HSBC BANK USA,	JPMORGAN CHASE	ROYAL BANK	SOCIETE
BANK, N.A.	N.A.	BANK, N.A.	OF CANADA	GENERALE
1585 Broadway	452 Fifth Avenue	383 Madison Avenue	Three World	245 Park Avenue
New York, NY 10036	New York, NY 10018	New York, New York	Financial Center	New York, New York
		10179	200 Vesey Street	10167
New York, New
York 10281

CONFIDENTIAL

September 18, 2020

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, CA 94404

Attention:  Brad Vollmer, Treasurer

PROJECT MAUI

Term Facility Commitment Letter

Ladies and Gentlemen:

Gilead Sciences, Inc. (“you”, “Gilead” or the “Borrower”) has advised Barclays Bank PLC (“Barclays”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Citigroup Global Markets Inc. (“CGMI”), on behalf of “Citi” (as defined below), Mizuho Bank, LTD (“Mizuho”), Sumitomo Mitsui Banking Corporation (“SMBC”), U.S. Bank National Association (“US Bank”), Goldman Sachs Bank USA (“GS”), Morgan Stanley Bank, N.A. (“MS”), HSBC Bank USA, N.A. (“HSBC”), JPMorgan Chase Bank, N.A. (“JPM”), Royal Bank of Canada (“RBC”) and Société Générale (“SocGen”) (collectively, “we”, “us”, “our” or the “Commitment Parties”) that you, indirectly through Maui Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Borrower (“Merger Sub”), intend to acquire (the “Acquisition”) by means of the purchase of all of the outstanding shares (other than “Excluded Shares” (as defined in the Acquisition Agreement (as defined

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below))) of common stock of Immunomedics, Inc., a Delaware corporation (the “Company”), pursuant to a cash tender offer (the “Tender Offer”) and the subsequent consummation of a merger by Merger Sub with and in to the Company (the “Merger”), in each case pursuant to the Agreement and Plan of Merger dated as of September 13, 2020 among the Borrower, Merger Sub and the Company (the “Acquisition Agreement”) and to consummate certain other transactions described therein (as described in Exhibit A and as otherwise contemplated by this Term Facility Commitment Letter and the Fee Letter (as defined below), the “Transactions”), in each case on the terms and subject to the conditions set forth in this Term Facility Commitment Letter and Exhibits A (the “Term Sheet”), B and C (collectively, the “Exhibits” and, together with this Term Facility Commitment Letter (including the schedule hereto), the “Commitment Letter”). For purposes of this Letter, “Citi” means CGMI, Citibank, N.A., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.

You have also advised us that the total cost of the Acquisition (and related fees, commissions and expenses) will be financed from (i) up to $1,000,000,000 of borrowings under a senior unsecured 3-year term loan facility (the “Term Facility”) having the terms set forth in Exhibit A; (ii) proceeds from the issuance of securities by the Borrower through a public offering or in a private placement; and (iii) cash on hand of the Borrower, the Company and their respective subsidiaries.

1.            Commitments and Agency Roles.

You hereby appoint Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Term Facility. You hereby appoint each of Barclays and Wells Fargo Securities to act, and Barclays and Wells Fargo Securities hereby agree to act, as joint lead arrangers and joint lead bookrunners (in such capacity, the “Arrangers”) for the Term Facility. Barclays will appear on the “left” of the cover page of any offering or marketing document or other offering or marketing materials related to the Term Facility and will hold the leading roles, rights and, subject to the other terms and provisions of this Commitment Letter, authority customarily given to financial institutions with such “left” placement and Wells Fargo Securities shall appear immediately to the right of Barclays. You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) to any agent, arranger, bookrunner, co-manager, underwriter or lender in connection with the Term Facility unless you and we shall so agree. The Arrangers and the Administrative Agent will have, subject to the other terms and provisions of this Commitment Letter, the rights and authority customarily given to financial institutions in such roles with respect to the Term Facility. Each Commitment Party is pleased to advise you of its several and not joint commitment to provide the dollar amount set forth on Schedule I hereto of the Term Facility (in such capacities, the “Lenders”) on the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter referred to below.

Our fees for services related to the Term Facility are set forth in separate fee letters (collectively, the “Fee Letter”) between you and one or more of the Commitment Parties entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in this Commitment Letter and the Fee Letter as and when payable in accordance with the terms hereof and thereof.

2.             Information Requirements. You represent and warrant that (a) all financial projections and other forward-looking information (if any) concerning the Borrower and its subsidiaries that have been or are hereafter made available to the Commitment Parties or the Lenders by you or any of your representatives (or on your or their behalf) or, to your knowledge, by the Company or any of its representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time furnished (it being understood that any such Projections are not to be viewed as facts and are subject to significant uncertainties and

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contingencies, many of which are beyond your or the Company’s control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material) and (b) all Information (as defined below) which has been or is hereafter made available to the Commitment Parties, the Arrangers or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, when taken as a whole (with all previously provided information and all public information disclosed in the Borrower’s or the Company’s SEC filings and after giving effect to all supplements and updates thereto), does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not materially misleading (and to the extent related to the Company and its subsidiaries, to the best of your knowledge). You agree that until the earlier of the date of the termination of this Commitment Letter (other than by reason of the execution of the Term Facility Documentation) or the date on which funding occurs under the Term Facility and the Tender Offer is consummated in accordance with this Commitment Letter (the “Closing Date”), if at any time you become aware that any of the representations in the preceding sentence would be, to your knowledge, incorrect in any material respect if the Information were being furnished and such representations were being made at such time, then you will supplement the Information so that the representation and warranty in the immediately preceding sentence are correct in all material respects as if the Information were being furnished, and such representation and warranty were being made, on such date. In issuing this commitment and in arranging and syndicating the Term Facility, the Commitment Parties and Arrangers are and will be using and relying on the Information without independent verification thereof. For purposes of this Commitment Letter, “Information” shall mean all customary information provided by the Borrower reasonably deemed necessary by the Commitment Parties or the Arrangers to complete syndication (other than the Projections and other forward-looking information and information of a general economic or industry-specific nature).

You acknowledge that (a) as of the date hereof, the Arrangers have syndicated the Term Facility to the Lenders, (b) the Commitment Parties and Arrangers on your behalf have made and will make available Information Materials to the Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (c) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Company or their respective affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders. For purposes of this Commitment Letter, “Information Materials” shall mean any customary confidential information memoranda and other customary materials used in connection with the syndication of the Term Facility with your approval, collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom, and any distribution of such Information Materials shall be accompanied by customary exculpation provisions, including without limitation provisions exculpating you, the Company and us with respect to any liability related to the misuse of the Information Materials or related offering or marketing materials by the recipients thereof. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

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You agree that the Commitment Parties and the Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Commitment Parties and the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Term Facility and (c) other materials generally intended for distribution to prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Term Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties and Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI. The parties hereto agree that any Information Materials disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace established by the Arrangers in connection with the syndication and administration of the Term Facility) will be so disseminated in accordance with the Arrangers’ standard dissemination practices, including the requirement that all potential Lenders agree electronically to customary confidentiality provisions with respect thereto (it being agreed that a customary confidentiality agreement in accordance with the standard processes of the Arrangers or customary market standards for dissemination of such type of information requiring “click through” or other affirmative action on the part of a recipient to access such information shall constitute agreement to such customary confidentiality provisions).

3.            Fees and Indemnities.

By executing this Commitment Letter, you agree to reimburse the Commitment Parties and the Arrangers from time to time for all reasonable invoiced out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable invoiced fees, disbursements and other charges of Latham & Watkins LLP, as counsel to the Commitment Parties, the Arrangers and the Administrative Agent, and, if necessary, of one special or local counsel to the Lenders in each relevant jurisdiction retained by you, but no other counsels and (b) reasonable invoiced out-of-pocket due diligence expenses) incurred in connection with the Term Facility, the syndication thereof, the preparation of the Term Facility Documentation and the other transactions contemplated hereby (collectively, the “Expenses”); provided that (i) you shall not be required to reimburse any of the Expenses (other than legal expenses of up to $1,000,000) in the event the Closing Date does not occur and (ii) in the event the Closing Date occurs, you shall not be required to reimburse us for Expenses (other than legal expenses which shall be paid subject to the limitation set forth in clause (i)) in excess of $100,000, in the aggregate. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each of the Commitment Parties, each Lender, each Arranger and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and reasonable invoiced out-of-pocket expenses (including, without limitation, the reasonable invoiced out-of-pocket fees, disbursements and other charges of one outside counsel to all Indemnified Parties (and one additional external counsel for any actual or reasonably perceived conflict of interest where the persons affected by such conflict inform the Borrower in writing of the existence of such conflict of interest and, to the extent reasonably deemed necessary by the Arrangers, one special or regulatory counsel in multiple jurisdictions and one local counsel in each relevant jurisdiction (but no other counsels))) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in

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connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any of the other transactions contemplated thereby or (b) the Term Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (x) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence, willful misconduct or bad faith or (ii) a material breach of the obligations of such Indemnified Party under this Commitment Letter or (y) arises from any dispute solely among Indemnified Parties (other than claims against any Commitment Party or Arranger in its capacity or in fulfilling its role as an agent or arranger or other similar role under the Term Facility) other than as a result of any act or omission by you or your affiliates. In the case of a claim, investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You and we both agree that no party hereto shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any other party hereto or any other Indemnified Party arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such party’s gross negligence, willful misconduct or bad faith or material breach of the obligations of such Indemnified Party under this Commitment Letter; provided that the foregoing shall not limit in any manner whatsoever your indemnification obligations hereunder to the extent such damages are required to be indemnified against pursuant to the provisions hereof. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, willful misconduct or bad faith of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened investigation, litigation or proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such investigation, litigation or proceeding and (ii) does not include any statement as to any admission of fault.

4.             Conditions to Financing. Our commitments hereunder with respect to the Term Facility and our agreements to perform the services described herein are subject solely to satisfaction of each of the following conditions: (a) the negotiation, execution and delivery of definitive documentation for the Term Facility consistent in all respects with the Term Sheet and with such additional terms as are mutually agreed upon by the Commitment Parties and the Borrower (the “Term Facility Documentation”); provided that the terms of the Term Facility Documentation shall be in a form such that they do not impair availability of the Term Facility on the Closing Date if the conditions set forth in this paragraph and in Exhibit B to this Commitment Letter are satisfied; (b) since September 13, 2020, there shall not have occurred any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Acquisition Agreement as of the date hereof); and (c) subject to the Conditions Limitation Provisions set forth below, the other conditions set forth on Exhibit B to this Commitment Letter.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Term Facility Documentation to the contrary, the only representations the making of which shall be a condition to availability of the Term Facility on the Closing Date shall be (a) such of the representations made by or on behalf of the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to

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the extent that you have (or a subsidiary or affiliate of yours has) the right to terminate your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (such representations, the “Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below). For purposes hereof, “Specified Representations” means the representations and warranties provided by the Borrower in respect of itself relating to organization, requisite power, authority and qualification, due authorization and delivery, and enforceability of the Term Facility Documentation, no conflicts with charter documents, Investment Company Act, margin stock, the Act (as defined below), OFAC and other similar money laundering laws and use of proceeds not in violation of the FCPA. There shall be no conditions (implied or otherwise) to closing and funding (including compliance with the terms of this Commitment Letter, the Fee Letter and the Term Facility Documentation) not expressly set forth in this Section 4 and in Exhibit B to this Commitment Letter (and upon satisfaction or waiver of such conditions as expressly set forth in this Section 4 and in Exhibit B to this Commitment Letter, the initial funding under the Term Facility shall occur) (this paragraph, the “Conditions Limitation Provisions”).

5.             Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your and your affiliates’ officers, directors, agents, employees, accountants, attorneys and other representatives and professional advisors retained by you or your affiliates in connection with the Term Facility or as may be compelled by legal, judicial or administrative proceedings or as otherwise required by law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof to the extent practicable (unless prohibited by law, rule or regulation)), may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose (a) this Commitment Letter (including the Term Sheet) but not the Fee Letter on a confidential basis to the board of directors, officers, agents, employees and advisors of the Company and any ratings agencies in connection with their consideration of the Transactions, (b) after your acceptance of this Commitment Letter and the Fee Letter, this Commitment Letter (including the Term Sheet) but not the Fee Letter in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (c) this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof, (d) the aggregate fee amounts contained in the Fee Letter in financial statements or as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Term Facility or in any public filing relating to the Transactions, (e) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by you or any of your affiliates and (f) the Term Sheet (and excluding, for the avoidance of doubt, the Fee Letter) to other potential and actual Lenders, participants or assignees. The foregoing restrictions shall cease to apply in respect of this Commitment Letter (but not in respect of the Fee Letter) on the second anniversary of the date hereof.

The Commitment Parties and the Arrangers hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties and the Arrangers, as applicable, to identify you in accordance with the Act and the Beneficial Ownership Regulation.

You acknowledge that the Commitment Parties, the Arrangers or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties and the Arrangers agree that they will not furnish confidential information obtained from you or the

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Company to any of their other customers and that they will treat confidential information relating to you or the Company and your affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties and the Arrangers further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties and the Arrangers are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of the Commitment Parties, the Arrangers or any of such affiliates, so long as any such party agrees, for the benefit of the Borrower, to comply with or is otherwise bound by confidentiality terms at least as restrictive as set forth in this Section 5 (or language substantially similar to Section 5 or as otherwise reasonably acceptable to you and each Commitment Party and the Arrangers).

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Term Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties and the Arrangers, on the other hand, (ii) none of the Commitment Parties or the Arrangers have provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby, and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of the Commitment Parties and the Arrangers have been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties (including pursuant to that certain engagement letter, dated as of September 12, 2020, by and between the Borrower and Morgan Stanley & Co. LLC (the “Advisory Letter”) , has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity, (ii) none of the Commitment Parties or the Arrangers have assumed nor will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to the Transactions or any of the transactions contemplated hereby or the process leading thereto (except, with respect to the Transactions, as expressly agreed in writing in the Advisory Letter, but irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and (iii) no Commitment Party or Arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Commitment Parties, the Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties and the Arrangers have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties or the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

Each of the Commitment Parties and the Arrangers shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transactions and shall treat confidentially all such information, this Commitment Letter, the Fee Letter and the contents thereof; provided, however, that nothing herein shall prevent any of the Commitment Parties or the Arrangers from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party (or such Arranger, as applicable) agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof prior to such disclosure to the extent practicable or not prohibited by law, rule or regulation), (ii) upon the request

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or demand of any regulatory authority having jurisdiction over such Commitment Party, the Arrangers or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter or any other confidentiality agreement owing to you, the Company, or any of your or their respective affiliates by the Commitment Parties or Arrangers, (iv) to the Commitment Parties’ and Arrangers’ respective affiliates and their and their affiliates’ respective directors, officers, employees, legal counsel, independent auditors and other experts who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by a Commitment Party or Arranger in connection with the Transactions from a person other than you, the Company, your or its affiliates or your or their respective agents or advisors, that is not known to such Commitment Party (or such Arranger, as applicable) to be subject to confidentiality obligations to you, the Company or any of your or their respective affiliates, (vii) to the extent that such information is independently developed by such Commitment Party (or Arranger, as applicable) from information that is publicly available or received from a person other than you, the Company, your or its affiliates or your or their respective agents or advisors in connection with the Transactions or any other person that is not known to such Commitment Party (or such Arranger, as applicable) to be subject to confidentiality obligations to you, the Company or any of your or their respective affiliates, (viii) on a confidential basis to potential and actual hedging and swap counterparties who agree to comply with or are otherwise bound by confidentiality terms at least as restrictive as the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and such Commitment Party (or such Arranger, as applicable)), (ix) in the Term Sheet (and excluding, for the avoidance of doubt, the Fee Letter) to potential and actual Lenders, participants or assignees (excluding, in each case, Disqualified Institutions) who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and such Commitment Party (or such Arranger, as applicable), including as may be agreed in any confidential information memorandum or other marketing materials) or (x) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated thereby or enforcement thereof or hereof. This paragraph shall terminate on the earlier of (i) the second anniversary of the date hereof and (ii) the execution and delivery of the Term Facility Documentation by the parties thereto, at which time any confidentiality undertaking in the Term Facility Documentation shall supersede the provisions in this paragraph to the extent covered thereby.

6.             Survival of Obligations. The provisions of Sections 2, 3, 5 and 7 hereof (in each case other than any provision therein that expressly terminates upon execution of the Term Facility Documentation) shall remain in full force and effect regardless of whether any definitive documentation for the Term Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that (i) the provisions of Section 2 hereof shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness and funding of the Term Facility and (ii) the provisions of Section 3 shall be replaced and superseded by the relevant provisions in the Term Facility Documentation to the extent covered thereby.

7.             Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter or the Fee Letters shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic

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Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (i) the interpretation of the definition of “Material Adverse Effect” used in this Commitment Letter (and whether or not a “Material Adverse Effect” has occurred) and (ii) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement, in each case shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of the Commitment Parties or the Arrangers in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the courts in the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York and any appellate court from any thereof in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, the Arrangers, you and your affiliates with respect to the Term Facility and supersedes all prior agreements and understandings relating to the Term Facility other than the Advisory Letter and any confidentiality agreements entered into in connection with the Advisory Letter, each of which shall continue in full force and effect in accordance with its terms. No party has been authorized by any Commitment Party or Arranger to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter is not assignable by the Borrower without our prior written consent (and any purported assignment without such consent shall be null and void) and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. Each Commitment Party may only assign its commitments hereunder, in whole or in part, to any of its affiliates, whereupon such Commitment Party shall be released from all or the portion of its commitment hereunder so assigned; provided that no such assignment shall relieve the Commitment Parties of their obligations hereunder. For the avoidance of doubt, each Commitment Party may employ the services of any of its affiliates or branches (other than any Disqualified Institution) in providing the services contemplated hereby (and, in connection with such employment, the applicable Commitment Parties may, subject to the confidentiality provisions hereof, exchange with such affiliates or branches information concerning you and your affiliates in connection with the Transactions and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder).

9

This Commitment Letter and all commitments and undertakings of the Commitment Parties and the Arrangers hereunder will expire at 11:59 p.m. (New York City time) on September 18, 2020, unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile or electronic transmission), whereupon this Commitment Letter (including the Term Sheet), and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties and the Arrangers hereunder will expire on the earliest of (a) the date that is three months after the date hereof; (b) the closing of the Acquisition without the use of the Term Facility and (c) the termination of the Acquisition Agreement (such earliest date, the “Expiration Date”).

Subject to Section 6 hereof, Gilead may terminate this Commitment Letter or reduce the commitments hereunder at any time by written notice to the Arrangers and the Commitment Parties.

[The remainder of this page intentionally left blank.]

10

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Sam Yoo
	Name:	SAM YOO
	Title:	MANAGING DIRECTOR

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kirk Tesch
	Name:	Kirk Tesch
	Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Russell Jeter
	Name:	Russell Jeter
	Title:	Vice President

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Richard Rivera
	Name:	Richard Rivera
	Title:	Authorized Signatory

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Executive Director

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Michael Maguire
	Name:	Michael Maguire
	Title:	Managing Director

U.S. Bank National Association

By:	/s/ David C. Mruk
	Name:	David C. Mruk
	Title:	SVP

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

[Signature Page to Term Facility Commitment Letter]

MORGAN STANLEY BANK, N.A.

By:	/s/ Julie Lilienfeld
	Name:	Julie Lilienfeld
	Title:	Authorized Signatory

HSBC Bank, USA, National Association

By:	/s/ Eric Seltenrich
	Name:	Eric Seltenrich
	Title:	Managing Director

JPMorgan Chase Bank, N.A.

By:	/s/ Stacey Zoland
	Name:	Stacey Zoland
	Title:	Executive Director

Royal Bank of Canada

By:	/s/ Scott MacVicar
	Name:	Scott MacVicar
	Title:	Authorized Signatory

SOCIÉTÉ GÉNÉRALE

By:	/s/ Jonathan Logan
	Name:	Jonathan Logan
	Title:	Director

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

GILEAD SCIENCES, INC.

By:	/s/ Andrew D. Dickinson
	Name:	Andrew D. Dickinson
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Term Facility Commitment Letter]

SCHEDULE I

Commitment Party	Commitment
Barclays Bank PLC	$100,000,000.00
Wells Fargo Bank, National Association	$100,000,000.00
Citibank, N.A.	$90,000,000.00
Mizuho Bank, LTD	$90,000,000.00
Sumitomo Mitsui Banking Corporation	$90,000,000.00
U.S. Bank National Association	$90,000,000.00
Goldman Sachs Bank USA	$80,000,000.00
Morgan Stanley Bank, N.A.	$80,000,000.00
HSBC Bank USA, N.A	$70,000,000.00
JPMorgan Chase Bank, N.A.	$70,000,000.00
Royal Bank of Canada	$70,000,000.00
Société Générale	$70,000,000.00
TOTAL	$1,000,000,000.00

Exhibit A-1

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS OF THE TERM FACILITY

This Summary of Terms and Conditions outlines all of the material terms and all of the conditions of the Term Facility. Terms not described below shall be substantially similar to those in the Existing Credit Agreement.

Term Facility:	A 3-year senior unsecured term loan facility (the “Term Facility”) in an aggregate principal amount of $1,000,000,000.

Borrower:	Gilead Sciences, Inc., a Delaware corporation (the “Borrower”).

Transactions:

The Borrower intends to acquire (the “Acquisition”), indirectly through Maui Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Borrower (“Merger Sub”), by means of the purchase of all of the outstanding shares (other than “Excluded Shares” (as defined in the Acquisition Agreement (as defined below))) of common stock of Immunomedics, Inc., a Delaware corporation (the “Company”), pursuant to a cash tender offer (the “Tender Offer”) and the subsequent consummation of a merger by Merger Sub with and into the Company (the “Merger”), in each case pursuant to the Agreement and Plan of Merger dated as of September 13, 2020 (the “Acquisition Agreement’) by and among the Borrower, Merger Sub and the Company. In connection with the Acquisition, (i) the Borrower will acquire the Company for the aggregate consideration as set forth in the Acquisition Agreement, (ii) the Borrower will obtain the total funds needed to effect the Transactions (as defined below) with cash on hand and/or borrowings under the Term Facility described in this Term Sheet and (iii) the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions.”

Joint Lead Bookrunners and Joint Lead Arrangers:

Barclays Bank PLC and Wells Fargo Securities, LLC will act as the joint lead bookrunners and joint lead arrangers (in such capacities, each an “Arranger” and, collectively, the “Arrangers”) for the Term Facility and will perform the duties customarily associated with such roles.

Administrative Agent:	Barclays Bank PLC will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such role.

Syndication Agent:	Wells Fargo Bank, National Association (in such capacity, the “Syndication Agent”).

Documentation Agent:

Citibank, N.A., Mizuho Bank, LTD, Sumitomo Mitsui Banking Corporation, U.S. Bank National Association, Goldman Sachs Bank USA and Morgan Stanley Bank, N.A. (in such capacity, together with the Administrative Agent and the Syndication Agent, the “Agents”).

Exhibit A-1

Lenders:

Barclays Bank PLC, Wells Fargo Bank, National Association and Citibank, N.A., Mizuho Bank, LTD, Sumitomo Mitsui Banking Corporation, U.S. Bank National Association, Goldman Sachs Bank USA, Morgan Stanley
Bank, N.A., HSBC Bank USA, N.A., JPMorgan Chase Bank, N.A., Royal Bank of Canada and Société Générale (each, a “Lender” and, collectively, the “Lenders”).

Purpose/Use of Proceeds:

The proceeds of the Term Facility will be used to fund, in part, the Acquisition, including refinancing or retiring, to the extent elected by the Borrower, existing debt of the Company and paying the Transaction Costs for which the Borrower is responsible.

Availability:	The Term Facility will be available in a single drawing on the Closing Date (as defined below).

Availability Period:	The drawing of the Term Facility may occur at any time after execution of the Term Facility Documentation through the Expiration Date.

Closing Date:	The date prior to the Expiration Date on which funding occurs under the Term Facility and the Tender Offer is consummated (the “Closing Date”).

Maturity:

The Term Facility shall terminate and all amounts outstanding thereunder shall be due and payable on the date that is 3 years after the Closing Date (the “Maturity Date”). There is no scheduled amortization.

Interest Rate:

All amounts outstanding under the Term Facility will bear interest, at the Borrower’s option, at a rate per annum equal to:

(a)              the Base Rate plus the Applicable Percentage; or

(b)              the Eurodollar Rate plus the Applicable Percentage.

The “Applicable Percentage” will be determined as of any date by reference to the pricing grid contained in Annex I to this Exhibit A.

As used herein: (i) “Base Rate” means the highest of (x) the Federal Funds Rate plus ½ of 1.00%, (y) the prime rate as quoted by the Wall Street Journal and (z) the one-month Eurodollar Rate plus 1.00% and (ii) “Eurodollar Rate” means (a) for any interest period with respect to a Eurodollar Rate loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time (but if there is a discrepancy between the rate provided by such other commercially available source and the rate set forth on the Bloomberg screen page, the rate set forth on the Bloomberg screen page shall apply)) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, for dollar deposits (for delivery on the first day of such interest period)

Exhibit A-2

with a term equivalent to such interest period, as adjusted for applicable reserve requirements; (b) for any interest calculation with respect to a Base Rate loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two business days prior to such date for U.S. Dollar deposits with a term of one month commencing that day, as adjusted for applicable reserve requirements; and (c) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes.

The Term Facility Documentation shall contain provisions for the replacement of the LIBOR consistent with that certain Five-Year Revolving Credit Facility Agreement, dated as of June 26, 2020 among the Borrower, Bank of America, N.A., as administrative agent, and the other lenders and agents party thereto (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

Ticking Fee:

The Borrower will pay a non-refundable ticking fee calculated at the Applicable Ticking Fee Rate (as defined below), on the basis of actual number of days elapsed in a year of 360 days, on the total daily unused commitments in respect of the Term Facility as set forth in the Term Facility Documentation, which fee will begin to accrue on the date that is 30 days after the execution of the Commitment Letter and will be payable on and through the earlier of (i) the date of termination or expiration of the commitments under the Term Facility Documentation and (ii) the date the funding of such commitments under the Term Facility Documentation occurs.

“Applicable Ticking Fee Rate” means the rate per annum set forth below in Column B below opposite the applicable Debt Ratings (as defined in Annex I hereto) of the Borrower from Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”), in Column A below, in each case, with a negative or better outlook:

		Column A	Column B
		(Debt Ratings of the Borrower)	(Applicable Ticking Fee Rate)
	Level 1	A2/A or higher	0.070%
	Level 2	A3/A-	0.125%
	Level 3	Baa1/BBB+ or lower or unrated	0.125%

In the event of a split rating, the Applicable Ticking Fee Rate will be determined by reference to the Level in the grid above in which the higher rating appears, in each case with a negative or better outlook,

Exhibit A-3

unless the split is two Levels apart, in which case the Applicable Ticking Fee Rate will be determined by reference to Level 2. If only one of Moody’s and S&P shall have in effect a Debt Rating, the Applicable Percentage shall be determined by reference to the available rating.

Default Interest:	Interest on amounts (including principal) not paid when due will accrue at a rate of 2.00% per annum plus the rate otherwise applicable to such amounts and will be payable on demand.

Interest Payments:

Quarterly for loans bearing interest based upon the Base Rate; on the last day of the applicable interest periods (which will be one, two, three or six months (or, if available to all relevant Lenders, twelve months or a shorter period)) for loans bearing interest based upon the Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon each mandatory and voluntary prepayment on the principal amount prepaid, in each case payable in arrears and computed on the basis of a 360-day year (or, with respect to loans bearing interest based upon clause (x) of the definition of Base Rate, a 365/366-day year).

Funding Protection and Taxes:

Customary for transactions of this type (and, in any case, no less favorable in any material respect to the Borrower and its subsidiaries than the Existing Credit Agreement (as defined below)), including breakage, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions (including customary Dodd-Frank and Basel III requirements).

Optional Prepayments and Commitment Reductions:

The Borrower may prepay the Term Facility in whole or in part at any time without premium or penalty, subject to customary reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of Eurodollar Rate loans. The unutilized portion of the commitments under the Term Facility may be irrevocably reduced or terminated by the Borrower before the Closing Date in whole or in part without penalty, subject to the payment of any fees accrued and payable. Prepayments of the Term Facility may not be reborrowed.

Conditions Precedent to Borrowing:

The availability and borrowing of the Term Facility on the Closing Date will be subject only to the conditions set forth or referred to in Section 4 of the Commitment Letter (including those specified in Exhibit B thereto).

Representations and Warranties:

Customary for transactions of this type (and, in any case, no more burdensome in any material respect on the Borrower and its subsidiaries than the Existing Credit Agreement) and limited to the following:

(i) organizational existence, qualification and organizational power of the Borrower; (ii) authority of the Borrower; (iii) no violation of

Exhibit A-4

organizational documents, material contracts, orders, laws or regulations; (iv) no required governmental approvals or consents; (v) enforceability;  (vi) accuracy  of  specified  financial  statements; (vii) no material litigation (other than as disclosed in public filings); (viii) no material adverse ERISA matters; (ix) use of proceeds and not engaging in business of purchasing or carrying margin stock; (x) status under Investment Company Act; (xi) accuracy of disclosure (including the beneficial ownership certificate); (xii) material compliance with applicable laws (including environmental, securities, food and drug and healthcare related laws, rules and regulations, and laws, rules and regulations regulating contractors to U.S. federal, state and local governments and non-U.S. governments); (xiii) OFAC and other similar money laundering laws; and (xiv) use of proceeds not in violation of FCPA.

Affirmative and Negative Covenants:

Customary for transactions of this type (and, in any case, no more burdensome in any material respect on the Borrower and its subsidiaries than the Existing Credit Agreement) and limited to the following: (i) delivery of annual and quarterly financial statements of the Borrower (which shall be deemed to have been delivered upon filing with the Securities and Exchange Commission) within the time frames set forth in the Existing Credit Agreement, (ii) notices of default; (iii) payment of material taxes; (iv) preservation of existence; (v) maintenance of insurance; (vi) compliance with applicable laws (including environmental, securities, food and drug and healthcare related laws, rules and regulations, and laws, rules and regulations regulating contractors to U.S. federal, state and local governments and non-U.S. governments and ERISA matters); (vii) maintenance of books and records; (viii) use of proceeds, and (ix) limitations on (A) liens, (B) mergers and other fundamental changes, and (C) sales and other dispositions of all or substantially all assets.

Financial Covenant:	None.

Events of Default:

Customary for transactions of this type (and, in any case, no more burdensome in any material respect on the Borrower and its subsidiaries than the Existing Credit Agreement) and limited to the following: (i) nonpayment of principal, interest or fees; (ii) failure to perform or observe covenants or other agreements set forth in the Term Facility Documentation (including the Fee Letter) within a specified period of time, consistent with the Existing Credit Agreement, after receipt of notice from the Administrative Agent of such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or deemed made; (iv) cross-default to other indebtedness of the Borrower or a material subsidiary of the Borrower (payment and non-payment) in an amount greater than $200 million and cross-default to swap, hedge and similar agreements upon the occurrence of an early termination date thereunder resulting from an event of default or termination event under such agreement with respect

Exhibit A-5

to which the termination value owed by the Borrower is greater than $200 million; (v) bankruptcy and insolvency defaults of the Borrower or a material subsidiary of the Borrower (with a grace period for involuntary proceedings); (vi) inability of the Borrower or a material subsidiary of the Borrower to pay debts; (vii) monetary judgment defaults of the Borrower greater than $200 million (with a grace period); (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any Term Facility Documentation; and (x) change of control.

Clean-up Period:

If, during the 30-day period following the Closing Date (the “Clean-up Period”), a matter or circumstance exists which constitutes a breach of the representations or a breach of the covenants or a potential or actual Event of Default, that matter or circumstance will not constitute an Event of Default; provided that (i) the matter or circumstance does not constitute an Event of Default incapable of being cured, (ii) reasonable steps are being taken to cure that matter or circumstance and (iii) such potential or actual Event of Default is cured or otherwise ceases to exist within such 30-day period following the Closing Date. For the avoidance of doubt, nothing in this section shall effect the “Conditions Precedent to Borrowing” set forth above.

Assignments and Participations:

The Lenders will be permitted to assign commitments under the Term Facility to a bank or other accredited investor with the consent of the Borrower (not to be unreasonably withheld or delayed); provided that such consent of the Borrower shall not be required if such assignment is made to another Lender under the Term Facility or an affiliate or approved fund of any such Lender or a lender (or any affiliate or approved fund thereof) under the Existing Credit Agreement; provided, further, that no Lender shall assign commitments under the Term Facility (i) to the Borrower or any of the Borrower’s respective affiliates or subsidiaries, (ii) to any defaulting lender or any of its subsidiaries, or any person who, upon becoming a Lender under the Term Facility, would constitute a defaulting lender or a subsidiary of a defaulting lender, (iii) to a “Disqualified Institution” as defined in the Existing Credit Agreement (but including persons identified in writing to the Arrangers prior to September 18, 2020 and including Affiliates of both such persons and “Competitors” as defined in the Existing Credit Agreement consistent with the provisions of the Existing Credit Agreement) or (iv) to a natural person. All assignments (other than assignments to another Lender) require the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). Each assignment shall be (i) of all or a proportionate part of all rights and obligations of the assigning Lender, (ii) in a minimum amount of $10,000,000 and increments of $1,000,000 in excess thereof, and (iii) evidenced by an executed assignment and acceptance form delivered to the Administrative Agent.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the

Exhibit A-6

Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Term Facility Documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations (other than to the extent the list of Disqualified Institutions has been provided to the Lenders, to Disqualified Institutions) with voting rights limited to significant matters such as changes in amount, rate and maturity date.

Amendments and Required Term Facility Lenders:

Amendments and waivers of the provisions of the Term Facility Documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Term Facility, except that (a) the consent of each Lender shall be required with respect to (i) the amendment of pro rata sharing provisions and (ii) the amendment of the voting percentages of the Lenders, (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees and (iii) extensions of scheduled maturities or times for payment and (c) the consent of the Arrangers shall be required with respect to the waiver of any of the conditions precedent to the credit extension under the Term Facility.

Defaulting Lenders:	The Term Facility Documentation shall include customary “defaulting lender” provisions to be agreed and customary European and UK Bail-In provisions.

Indemnity and Expenses:

The Borrower will indemnify and hold harmless the Administrative Agent, the Arrangers, each Lender and their respective affiliates and their directors, officers, employees, agents and advisors (each, an “Indemnitee” and, collectively, the “Indemnitees”) from and against all losses, claims, damages, liabilities or reasonable invoiced out-of-pocket expenses arising out of or relating to the Term Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable invoiced out-of-pocket attorneys’ fees of one primary legal counsel for the Indemnitees (and additional counsel for any actual or reasonably perceived conflict of interest and where the persons affected by such conflict inform the Borrower in writing of the existence of such conflict of interest and, if reasonably deemed necessary by the Administrative Agent, one special or regulatory counsel in multiple jurisdictions or one local counsel in each relevant jurisdiction (but no other counsels)), unless such losses, claims, damages, liabilities or expenses (i) are found by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such party’s gross negligence, willful misconduct or bad faith or from the material breach of any obligation under the Term Facility Documentation or (ii) arise from any disputes solely among Indemnitees (other than any claim against any Indemnitee in its capacity or in fulfilling its role as Administrative Agent or Arranger)

Exhibit A-7

other than as a result of any act or omission by the Borrower or its subsidiaries. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law and Jurisdiction:

The Term Facility will provide that all parties thereto will submit to the exclusive jurisdiction and venue of the courts in the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York and any appellate court from any thereof and will waive any right to trial by jury.  New York law will govern the Term Facility Documentation.

Counsel to the Arrangers and the Administrative Agent:	Latham & Watkins LLP.

Exhibit A-8

ANNEX I TO EXHIBIT A

Term Facility Pricing Grid

“Applicable Percentage” means, as of any date of determination, the percentage per annum set forth below under the applicable type of loan opposite the applicable Debt Ratings of the Borrower from Moody’s and S&P, in each case, with a negative or better outlook:

		Applicable Percentage
	Rating	Eurodollar Rate	Base Rate
Level 1	A2/A or higher	1.000%	0.000%
Level 2	A3/A-	1.125%	0.125%
Level 3	Baa1/BBB+ or lower or unrated	1.250%	0.250%

In the event of a split rating, the Applicable Percentage will be determined by reference to the Level in the grid above in which the higher rating appears, unless the split in the Debt Ratings is two levels apart, in which case the Applicable Percentage will be determined by reference to Level 2 in the grid. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings.

If only one of Moody’s and S&P shall have in effect a Debt Rating, the Applicable Percentage shall be determined by reference to the available rating. Prior to the public announcement of Debt Ratings that give effect to the Transactions for the Borrower, the Applicable Percentage will be determined by reference to the Debt Ratings in effect on the Closing Date.

“Debt Ratings” means as of any date of determination, the public rating as determined by Moody’s and S&P, as the case may be, of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.

Upfront Fee:

The Borrower will pay a non-refundable upfront fee for the account of each Lender in an amount equal to (x)  0.075% of each Lender’s respective total commitments in respect of the Term Facility as of the date of the Commitment Letter, which fee shall be earned upon execution of the Commitment Letter and due and payable within two business days thereafter and (y) 0.075% of each Lender’s respective total commitments in respect of the Term Facility as of the Closing Date, which fee shall be earned, due and payable on, and subject to the occurrence of, the Closing Date.

EXHIBIT B

CONDITIONS PRECEDENT TO THE TERM FACILITY

The conditions precedent contained in this Exhibit B shall be conditions precedent to the closing of the Term Facility and the making of the loans under the Term Facility:

1.                                      (i) The Tender Offer shall have been, or shall concurrently or substantially contemporaneously with the funding of the Term Facility be, consummated in accordance with the Acquisition Agreement in all material respects (as may be amended, supplemented or otherwise modified in compliance with subclause (ii) below) and (ii) the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that (a) the Arrangers shall be deemed to have consented to such change unless they shall object thereto within five (5) business days after written receipt of such change and (b) any change in the price not exceeding 10% in the aggregate purchase price consideration to be paid under the Acquisition Agreement shall be deemed not to be materially adverse to the interests of the Lenders and will not require the prior written consent of the Arrangers.

2.                                      The Arrangers shall have received (a) respective U.S. GAAP audited consolidated balance sheets as of the two most recent fiscal years, and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Company for the three most recent fiscal years, ended at least 90 days prior to the Closing Date and (b) respective U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Company as of and for each subsequent fiscal quarter ended at least 60 days before the Closing Date. The Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (a) and the interim unaudited financial statements in the foregoing clause (b) for the quarters ended March 31, 2020 and June 30, 2020.

3.                                      The Administrative Agent shall have received (i) customary opinions of counsel to the Borrower (which shall cover, among other things reasonably requested by the Administrative Agent, authority, legality, validity, binding effect and enforceability of the Term Facility Documentation), (ii) a certificate as to the solvency of the Borrower (after giving effect to the Transactions and the incurrence of indebtedness related thereto) from the Borrower’s chief financial officer, in the form attached as Exhibit C hereto and (iii) such corporate organizational documents of the Borrower, a good standing certificate of the Borrower, resolutions of the Borrower and other customary closing certificates of the Borrower, in each case as are customary for transactions of this type.

4.                                      The Arrangers and the Commitment Parties shall have received all fees and invoiced expenses required to be paid by the Borrower on or prior to the Closing Date pursuant to the Fee Letter or otherwise, to the extent invoiced and received by the Borrower at least three business days prior to the Closing Date.

5.                                      The Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and antimoney laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation, in each case that has been requested by the Arrangers in writing at least ten business days prior to the Closing Date.

Exhibit B-1

6.                                      Subject to the Conditions Limitation Provision, the Acquisition Agreement Representations shall be true and correct in all material respects (solely to the extent the accuracy of such representations is a condition to the Borrower’s obligation to close the Tender Offer under the Acquisition Agreement) and the Specified Representations shall be true and correct in all material respects; provided that to the extent any Specified Representation is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) for purposes of the making or deemed making of such Specified Representation.

For the avoidance of doubt, if the enumerated conditions set forth in Section 4 of the Commitment Letter and this Exhibit B are satisfied on the Closing Date, the absence of any default or event of default under the Term Facility Documentation shall not be a condition precedent to the availability of the Term Facility or the drawing thereunder.

Exhibit B-2

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

[           ], [    ]

The undersigned, [           ], the Chief Financial Officer of Gilead Sciences, Inc. (the

“Borrower”), is familiar with the properties, businesses, assets and liabilities of the Borrower and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

This Solvency Certificate is delivered pursuant to Section [  ] of the Credit Agreement dated as of [     ], [    ] (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among the Borrower, each Lender from time to time party thereto, [•] (the “Administrative Agent”), and the other agents named therein.

As used herein, “Company” means the Borrower.

1.                                             The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of the Borrower as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

2.                                             The undersigned certifies, on behalf of the Borrower and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i)                                               the fair value of the property of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii)                                                the present fair salable value of the assets of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

(iii)                                                 the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise);

Exhibit C-1

(iv)                                               the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the Projections) and are proposed to be conducted following the Closing Date; and

(v)                                                  the Company is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as the Chief Financial Officer of the Borrower and not in his individual capacity.

Name:
Title:	Chief Financial Officer

Exhibit C-2